Exhibit 10.12(c)

RELEASE AND NONCOMPETE AGREEMENT

In consideration of the promises and mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties to this agreement, Gerald B. Seery (“Seery”) and CryoLife, Inc. (“CryoLife” or “the Company”) agree as follows:

1. Seery retired from his position at CryoLife effective January 2, 2013.

2. In consideration of Seery’s release of CryoLife, entry into the restrictive covenants set forth below and the other covenants and undertakings herein, CryoLife will:

a. Pay Seery the total amount of $290,000.00 in twenty-four equal installments on CryoLife’s regularly-scheduled monthly pay days beginning with the first pay day that occurs after the Effective Date of this Agreement in exchange for the covenants contained in Section 4. The “Effective Date” of this Agreement will be the day following the expiration of the seven day revocation period referenced below;

b. Pay Seery a lump sum in the amount of $24,166.67 representing the one month of vacation time that accrued on January 2, 2013;

c. Pay the 2012 Bonus in accordance with the terms of the applicable Grant Agreement;

d. Accelerate the vesting of 11,667 shares of stock to your January 2, 2013 retirement date that would not have vested until February 22, 2013;

e. If Seery timely elects continued coverage under CryoLife’s group medical plan pursuant to Internal Revenue Service Code (“COBRA”) in accordance with ordinary plan practice and provides appropriate documentation of such payment as requested by CryoLife or its COBRA administrator, then, for a period of twelve consecutive months CryoLife agrees to reimburse Seery an amount equal to the difference between the amount Seery pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of CryoLife each such month for the same level of coverage elected by Seery. Such reimbursement shall end if and when Employee becomes eligible to participate as an employee in a plan of another employer providing group health benefits to the Employee and the Employee’s eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Employee or any eligible family member or dependent who would otherwise be covered under CryoLife’s group medical plan.

e. Subject to Seery’s satisfaction of the applicable performance criteria, accelerate vesting of the first tranche of Performance Stock Units from their normal vesting date of March of 2013 to Seery’s January 2, 2013 retirement date.

Seery acknowledges that the consideration set forth in this paragraph shall be the sole monetary obligation that CryoLife has to him following his execution of this Agreement and that he shall have no further claim to monies of any kind, whether representing vacation pay, bonuses, stock or otherwise, unless such claim is not permitted to be waived by law. Notwithstanding anything to the contrary set forth above, because of his retirement, Seery shall be entitled to the benefits that accrue upon retirement pursuant to the

Company’s Stock Option and Deferred Compensation Plans (including for avoidance of doubt his options granted pursuant to that certain Option Agreement dated February 23, 2007, which shall remain exercisable through February 22, 2014).

All payments to Seery shall be subject to normal deductions and withholdings where applicable.

3. In consideration of the covenants from CryoLife to Seery set forth above, the receipt and sufficiency of which are hereby acknowledged, Seery agrees to release and forever discharge CryoLife and all of its present and former officers, directors, partners, employees, agents, insurers, affiliates, attorneys, parents, subsidiaries, and representatives (hereafter “the Released Parties”), from any and all claims and causes of action (including but not limited to costs and attorneys’ fees) of whatever kind or nature, joint or several, under any federal, state or local statute, ordinance or under the common law, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Workers Compensation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Unemployment Compensation laws and any other employment discrimination law, state or federal, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, that Seery has now or may have in the future against the Released Parties, whether known or unknown, which are based on acts or facts arising or occurring prior to the Effective Date of this Agreement.

4. In further consideration of the covenants from CryoLife to Seery set forth above, the receipt and sufficiency of which are hereby acknowledged, Seery agrees to the following:

a. Definitions. For the specific purpose of the covenants contained in this Section and for all other purposes under this Agreement, certain terms are defined as follows:

(1) “Company Business” shall mean the cardiac or vascular tissue processing business (including open surgical heart valve replacement business), surgical adhesive and/or powdered hemostat business. For avoidance of doubt, the parties agree that excluded from the definition of Company Business is transcatheter or transapical aortic valve implantation and mitral valve repair and/or replacement.

(2) “Competing Business” shall mean any person or entity that is engaged in, or conducts, a business substantially similar to the Company Business and only that portion of the business that is in competition with the Company Business.

(3) “Confidential Information” shall mean, collectively, all “Proprietary Information” and “Trade Secrets” of the Company.

(4) “Proprietary Information” shall mean all data, formulae, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, test results, evaluations, know-how, material directly related to sales processes, information risk management, tests or assays, business, assets, products or prospects related to the Company and the Company Business, which is communicated to, supplied to or observed by Seery, either directly or indirectly, at any time during the employment relationship, whether or not received from the Company or from any actual or potential customer or client of the Company, or from any person with a business relationship, whether contractual or otherwise, with the Company. The term “Proprietary

Information” shall not include any information that Seery can prove: (a) was known or independently developed by Seery prior to the time of receipt from the Company, as long as such information was not acquired, either directly or indirectly, from the Company; (b) is or becomes publicly known through no direct or indirect act, fault or omission of Seery; (c) is or becomes part of the public domain through no direct or indirect act, fault or omission of Seery; or (d) was received by Seery from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with the Company or its Affiliates; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

(5) “Territory” shall mean the United States and the European Union. The parties recognized that Seery works for the Company throughout the entire Territory, and in fact, that the Territory is but a subset of the geographic area throughout which Seery’s duties for the Company extend.

(6) “Trade Secrets” shall mean information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Proprietary Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such. Trade Secrets may include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.

b. Acknowledgments. Seery acknowledges that: (1) the Company has expended substantial time, money, effort and other resources to develop its goodwill, clients, business sources and relationships; (2) the Company has a legitimate business interest in protecting the same; (3) in connection with Seery’s employment by the Company, the Company has introduced Seery to its customers, business sources and relationships and has expended considerable time, effort and capital to train Seery in the Company Business; (4) by virtue of Seery’s employment with the Company, Seery had contact with certain of the Company’s customers and business sources and relationships; (5) in Seery’s capacity, Seery may be privy to certain Confidential Information, Proprietary Information and Trade Secrets not generally known or available to the Company’s competitors or the general public; (6) the nature and periods of the restrictions imposed by the covenants contained in this Section are fair, reasonable, and necessary to protect and preserve for the Company and that such restrictions will not prevent Seery from earning a livelihood; (7) the Company would sustain great and irreparable loss and damage if Seery were in any manner to breach any of such covenants; (8) the Company conducts its business actively in and throughout all geographical areas included within the Territory and other persons are engaged in like and similar business in the Territory; and (9) the Territory is reasonable because Seery’s responsibilities were performed throughout the Territory.

c. Agreement Not to Divert Customers. Seery covenants and agrees with the Company that Seery will not, on behalf of a Competing Business, at any time during the 24 months after the Effective Date of this Agreement, either directly or indirectly solicit, divert, appropriate, or otherwise attempt to take away any customer or active prospect of the Company with whom Seery had Material Contact, as statutorily defined, for the purpose of furthering a business relationship on behalf of the Company, with a view to selling or providing any product, equipment or service competitive with the Business of the Company.

d. Agreement Not to Divert Employees. Seery covenants and agrees with the Company that Seery will not, on behalf of a Competing Business, at any time during the 24 months after the Effective Date of this Agreement, either directly or indirectly solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is employed by the Company to terminate his or her employment or contractual arrangement with the Company to join or otherwise become affiliated with any Competing Business.

e. Agreement Not to Compete. Seery covenants and agrees with the Company that Seery will not, on behalf of a Competing Business, at any time during the 24 months after the Effective Date of this Agreement, either directly or indirectly perform any services within the Territory on behalf of a Competing Business which are the same or substantially similar to those that Seery provided to or on behalf of the Company, unless and to the extent waived in writing by the CEO of the Company.

f. Protection of Confidential Information. Seery covenants and agrees that all Confidential Information (including all Proprietary Information and Trade Secrets) and all physical embodiments thereof received or developed by Seery or disclosed to Seery while employed by the Company is confidential and is and will remain the sole and exclusive property of the Company. Seery further covenants and agrees to hold all Confidential Information in trust and in the strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof and in no event shall Seery take any action causing or fail to take the action necessary in order to prevent any Confidential Information disclosed to or developed by Seery to lose its character or cease to qualify as Confidential Information. Notwithstanding anything contained herein to the contrary, this covenant shall not limit in any manner the protection of the Company’s Trade Secrets otherwise afforded by law.

g. Breach. Seery agrees that upon any good faith allegation that he is in breach of any of the covenants contained in this section or the filing of a judicial proceeding alleging the same, CryoLife shall have the right to immediately suspend any payments still due to Seery under this Agreement. Such payments shall resume, if ever, upon the final adjudication (including any applicable appeals) that Seery was not in breach.

5. Seery agrees to return all Company property in Seery’s possession, custody or control immediately. Notwithstanding anything to the contrary in this Agreement, no consideration will be payable under this Agreement until Seery has satisfied this obligation.

6. Seery represents and warrants that as of the date of execution of this Agreement, Seery has not assigned or transferred or purported to assign or transfer any of the claims released herein. Seery hereby agrees to indemnify and hold harmless the Released Parties against, without any limitation, any and all claims and causes of action (including, but not limited to, costs and attorneys’ fees), arising out of any such transfer or assignment.

7. This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Seery and CryoLife and each of their successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

8. This Agreement contains the entire agreement and understanding concerning the subject matter between the parties. Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof, to induce the execution of this Agreement.

9. Seery acknowledges that the consideration for signing this Agreement is a benefit to which Seery would not have been entitled without signing this Agreement.

10. Seery acknowledges that, pursuant to the Older Workers Benefit Protection Act of 1990, Seery has the right to, and has been advised to, consult with an attorney before signing this Agreement. Seery further acknowledges Seery’s understanding that Seery has 21 days to consider the Agreement before signing it, that Seery may revoke this Agreement within seven calendar days after signing it, by delivering written evidence of such revocation to CryoLife within that seven-day period, and that this Agreement will not be effective or enforceable until expiration of that seven-day revocation period.

11. Seery agrees to refrain from making any disparaging remarks about CryoLife or Seery’s employment at CryoLife, other than as may reasonably be necessary for fair competition.

12. CryoLife agrees to refrain from making any disparaging remarks about Seery or Seery’s employment at CryoLife, other than as may reasonably be necessary for fair competition.

13. The parties and signatories hereto and each of them agree and acknowledge that, if any portion of this Agreement is declared invalid or unenforceable by a final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect. Any such invalid portion shall be deemed severable.

14. Neither this Agreement nor any provision of this Agreement can be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver. Failure to assert or act upon any breach of this Agreement shall not constitute a waiver of the right to assert a future breach of the Agreement or any portion thereof.

15. Seery and CryoLife agree that certain Change of Control Agreement, by and between Seery and CryoLife dated November 2, 2008 is hereby terminated and of no further force and effect.

16. This Agreement shall be governed by the laws of the state of Georgia and the parties specifically consent to the exclusive jurisdiction and venue in Georgia of any disputes regarding this Agreement.

MY SIGNATURE BELOW SIGNIFIES MY UNDERSTANDING OF AND VOLUNTARY ASSENT TO THE TERMS OF THIS AGREEMENT. I UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, I MAY BE GIVING UP VALUABLE RIGHTS.

/s/ Gerald B. Seery
Gerald B. Seery

Date:	1/4/2013

Sworn to and subscribed before me this 4th day of January, 2013.

/s/ Phyllis M. McPherson
Notary Public

CryoLife, Inc.

By:	/s/ D.A. Lee

Date:	1/11/2013

Sworn to and subscribed before me this 11th day of January, 2013.

/s/ Suzanne K. Gabbert
Notary Public